Exhibit 99.1

FOR IMMEDIATE RELEASE

BOGOTA SAVINGS BANK AND GSL SAVINGS BANK TO MERGE

TEANECK, NEW JERSEY AND GUTTENBERG, NEW JERSEY, June 1, 2026 — Bogota Financial Corp. (“Bogota Financial”) (Nasdaq: BSBK), the holding company for Bogota Savings Bank (“Bogota”), and GSL Savings Bank (“GSL”) today announced the execution of a merger agreement pursuant to which GSL will merge with and into Bogota. The merger is expected to increase Bogota Financial’s consolidated assets from approximately $877.2 million at March 31, 2026 to approximately $1.0 billion.

At the effective time of the merger, Frank Giancola, President and Chief Executive Officer of GSL, will become the Executive Vice President and Chief Operating Officer of Bogota.

Under the terms of the Merger Agreement, depositors of GSL will become depositors of Bogota and will have the same rights and privileges in Bogota Financial, MHC (the “MHC”), as if their accounts had been established in Bogota on the date established at GSL. As part of the transaction, Bogota Financial will issue shares of its common stock to the MHC in an amount equal to the fair value of GSL as determined by an independent appraisal. These shares are expected to be issued immediately prior to completion of the merger.

Kevin Pace, President and Chief Executive Officer of Bogota, stated “We are excited to welcome and partner with GSL. We already share a rich history of serving our community for more than 100 years. This allows us to expand our ability to deliver personalized service and enhanced financial solutions while preserving the community-focused banking relationships that define us. We look forward to providing greater opportunities for local businesses and families to grow and thrive.”

“We are very pleased to join Bogota Savings Bank,” said Frank Giancola, President and Chief Executive Officer of GSL. “We believe our customers will benefit from this partnership through increased branch locations and a broader array of products and services while still preserving the personal attention and excellent service that are the hallmarks of a local, community bank.”

The transaction, which has been unanimously approved by the Boards of Directors of each of the Bogota Financial and Bogota, the Board of Trustees of the MHC and the Board of Directors of GSL, is expected to close in the second half of 2026. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals.

On a pro forma basis, the transaction is expected to be accretive to Bogota Financial’s 2026 net income and earnings per share, inclusive of the shares issued to the MHC. The transaction is projected to be accretive to fully converted tangible book value.

Bogota was advised in this transaction by the investment banking firm of Piper Sandler & Co. and represented by the law firm Luse Gorman, PC. GSL was represented by the law firm Silver, Freedman, Taff and Tiernan LLP.

About Bogota

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

About GSL

Founded in 1907, GSL Savings Bank is a New Jersey-chartered mutual savings bank with locations in Guttenberg and Fairview, New Jersey. GSL Savings Bank provides a variety of personal and business banking products and services to its customers.

Forward-Looking Statements

This press release contains certain forward-looking statements about Bogota Financial, Bogota and GSL. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” “project” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: (1) the businesses of Bogota and GSL may not be combined successfully, or such combination may take longer than expected; (2) the cost savings from the merger may not be fully realized or may take longer than expected to be realized; (3) operating costs, customer loss and business disruption following the merger may be greater than expected; (4) higher than expected transaction expenses in the merger or unexpected events; (5) regulatory approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with regulatory approvals of the merger or otherwise; (6) the integration of operations, systems and personnel may not be as successfully achieved as expected; (7) changes in the interest rate environment; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) general economic conditions and increased competitive pressure; (10) conditions within the securities markets; (11) changes in legislation, regulations and policies; (12) the imposition of tariffs or other domestic or international governmental policies and retaliatory responses; (13) the impact of a potential federal government shutdown; and (14) the current or anticipated impact of military conflict, terrorism or other geopolitical events. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Bogota Financial’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov).

Neither Bogota nor GSL undertakes an obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact Information

For Bogota Financial Corp.:

Kevin Pace
President and Chief Executive Officer
(201) 862-0660

For GSL Savings Bank:

Frank Giancola
President and Chief Executive Officer
(201) 869-9300